Exhibit 99.1

Sanchez Energy Announces Offering of Common Stock

HOUSTON, June 11, 2014 /PRNewswire/ — Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) announced today that it intends to commence an underwritten public offering of 5,000,000 shares of the Company’s common stock.  The Company intends to use the net proceeds from this offering to partially fund its pending Catarina acquisition.  If the pending Catarina acquisition is not consummated, the Company intends to use the net proceeds from this offering for general corporate purposes, including working capital and to repay borrowings under its credit facility.  Mr. A.R. Sanchez, Jr., Sanchez Oil & Gas Corporation and TAEP Security Trust (collectively, the “selling stockholders”) expect to grant the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock.  The Company will not receive any proceeds from the sale of stock by the selling stockholders.

Johnson Rice & Company L.L.C., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering.  The underwritten public offering will be made only by means of a prospectus supplement and accompanying base prospectuses, copies of which may be obtained from Johnson Rice & Company L.L.C., Corporate Finance Department, 639 Loyola Avenue, Suite 2775, New Orleans, LA 70113, phone (504) 584-1231.  When available, an electronic copy of the prospectus supplement and accompanying base prospectuses may also be obtained at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering is being made pursuant to effective registration statements on Form S-3 previously filed by the Company with the Securities and Exchange Commission.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale where the Company has assembled approximately 120,000 net acres.  The Company also has approximately 57,000 net acres targeting the Tuscaloosa Marine Shale.

Company contact:

Michael G. Long

Executive Vice President and Chief Financial Officer

Sanchez Energy Corporation

(713) 783-8000

Gleeson Van Riet, SVP

Capital Markets & IR

Sanchez Energy Corporation

(713) 783-8000

SOURCE Sanchez Energy Corporation